PRESS RELEASE

Attention Business/Financial Editors:

NOVAMERICAN REPORTS RECORD QUARTERLY PROFIT

MONTREAL, September 28, 2004 - Novamerican Steel Inc. (NASDAQ: TONS) announced today its financial results for the third quarter ended August 28, 2004. This was the 27th consecutive profitable quarter for the Company. (All amounts are in U.S. dollars).

SUMMARY OF FINANCIAL HIGHLIGHTS
(in thousands of U.S. dollars, except per share and tons data)

	QUARTER ENDED
	August 28, 2004	August 30, 2003	Change

Net sales	$201,747	$123,219	$78,528	63.7%
Gross margin	30.1%	19.8%	10.3%	54.4%
Net income	$21,633	$2,112	$19,521	924.3%
Basic income per share	$2.23	$0.22	$2.01	913.6%
Diluted income per share	$2.17	(a)

Tons sold	221,911	213,259	8,652	4.1%
Tons processed	204,976	164,945	40,031	24.3%
	426,887	378,204	48,683	12.9%

	NINE MONTHS ENDED
	August 28, 2004	August 30, 2003	Change

Net sales	$553,462	$366,234	$187,228	51.1%
Gross margin	28.8%	19.8%	9.0%	42.6%
Net income	$49,222	$5,608	$43,614	777.7%
Basic income per share	$5.07	$0.58	$4.49	774.1%
Diluted income per share	$4.97	(a)

Tons sold	702,212	632,237	69,975	11.1%
Tons processed	646,332	577,730	68,602	11.9%
	1,348,544	1,209,967	138,577	11.5%
(a) The stock options were antidilutive.

THIRD QUARTER RESULTS

    Sales for the third quarter increased by $78.5 million, or 63.7%, to $201.7 million from $123.2 million for the third quarter in 2003.

    Sales for the nine months ended August 28, 2004 increased by $187.2 million, or 51.1%, to $553.5 million from $366.2 million for the same period in 2003.

    Tons sold and processed in the third quarter of 2004 increased by 48,683 tons, or 12.9%, to 426,887 tons from 378,204 in the third quarter of 2003.

    Tons sold and processed for the nine months ended August 28, 2004 increased by 138,577 tons, or 11.5%, to 1,348,544 tons from 1,209,967 tons for the same period in 2003.

    The gross margin for the third quarter 2004 increased to 30.1% from 19.8% for the third quarter in 2003.

    The gross margin for the nine months ended August 28, 2004 increased to 28.8% from 19.8% in 2003.

    Net income for the third quarter increased by $19.5 million, or 924.3% to, $21.6 million, or $2.23 per share (or $2.17 diluted), versus $2.1 million, or $0.22 per share, for the same period in 2003.

    Net income for the nine months ended August 28, 2004 increased by $43.6 million, or 777.7%, to $49.2 million, or $5.07 per share (or $4.97 diluted), versus $5.6 million, or $0.58 per share for the first nine months of 2003.

OPERATIONS

    The third quarter results reflect the Company's performance from all its operations in a strong economy and in a much improved steel market.

    The Company expects its recently announced temper mill installation at its new Montreal facility to be completed and fully operational by the end of the fourth quarter.

OUTLOOK

    Management's outlook for the fourth quarter remains positive. Continued strength from many sectors of the economy, including heavy machinery, agriculture, residential construction, railcar and shipbuilding are contributing to healthy demand for flat rolled steel.

    Although some major automobile manufacturers have announced production cutbacks for the fourth quarter, the Company expects its automotive business to remain steady and sees further opportunity for growth in 2005.

    Management believes that spot pricing will stabilize in the fourth quarter, but expects contract pricing in 2005 to be significantly higher than was realized in 2004.

COMPANY DESCRIPTION

    Novamerican Steel Inc., based in Montreal, Canada with twelve operating locations in Canada and eleven operating locations in the United States, processes and distributes carbon steel, stainless steel and aluminum products, including carbon steel tubing for structural and automotive markets.

FORWARD-LOOKING (SAFE HARBOUR) STATEMENTS

    Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve risks and uncertainties including, but not limited to, product demand, competition, regulatory approvals, the effect of economic conditions and technological difficulties and other risks detailed in the Company's filings with the U.S. Securities and Exchange Commission.

CONTACTS

    For further information: Christopher H. Pickwoad, CA, Chief Financial Officer, Novamerican Steel Inc. (514) 368-6403.
    Visit us at www.novamerican.com.
    Conference call: Tuesday September 28, 2004 at 3:00 p.m. Please call 514-368-6455 for details.

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements
(unaudited)

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
(in accordance with U.S. GAAP, in thousands of U.S. dollars, except per share and tons data)

	Three months ended		Nine months ended
	August 28,	August 30,	August 28,	August 30,
	2004	2003	2004	2003
	$	$	$	$
Net sales	201,747	123,219	553,462	366,234
Cost of sales	140,931	98,770	393,958	293,833
Gross margin	60,816	24,449	159,504	72,401

Operating expenses
Plant	9,576	7,951	30,146	24,796
Delivery	4,846	4,283	14,740	12,728
Selling	3,199	2,823	9,714	8,557
Administrative and general	7,721	5,343	23,747	15,654
	25,342	20,400	78,347	61,734
Operating income	35,474	4,049	81,157	10,666

Interest expense	1,166	1,211	3,696	3,812
Share in income of joint ventures	(94)	(156)	(290)	(470)
	1,072	1,055	3,406	3,342
Income before income taxes	34,402	2,994	77,751	7,324
Income taxes	12,769	882	28,529	1,716
Net income	21,633	2,112	49,222	5,608

Net income per share
Basic	$ 2.23	$ 0.22	$ 5.07	$ 0.58
Diluted	2.17	*	4.97	*

Weighted average number of shares outstanding	9,700,000	9,700,000	9,700,000	9,700,000

Comprehensive income
Net income	21,633	2,112	49,222	5,608
Change in cumulative translation adjustment	2,936	(721)	(1,109)	7,729
Change in fair value of interest rate swaps,
net of deferred income taxes	87	480	376	205
	24,656	1,871	48,489	13,542

Tons sold	221,911	213,259	702,212	632,237
Tons processed	204,976	164,945	646,332	577,730
	426,887	378,204	1,348,544	1,209,967

* The stock options were antidilutive.

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements
(unaudited)

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(in accordance with U.S. GAAP, in thousands of U.S. dollars, except share data)

				Accumulated
				Other	Total
	Common Shares		Retained	Comprehensive	Shareholders'
	Number	Amount	Earnings	Income	Equity
		$	$	$	$
Balance at November 29, 2003	9,700,000	28,404	111,871	5,440	145,715
Net income			49,222		49,222
Changes in cumulative translation adjustment				(1,109)	(1,109)
Change in fair value of interest rate swaps,
net of deferred income taxes	-	-	-	376	376
Balance at August 28, 2004	9,700,000	28,404	161,093	4,707	194,204

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements
(unaudited)

CONSOLIDATED STATEMENT OF CASH FLOWS
(in accordance with U.S. GAAP, in thousands of U.S. dollars)

	Three months ended		Nine months ended
	August 28,	August 30,	August 28,	August 30,
	2004	2003	2004	2003
	$	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	21,633	2,112	49,222	5,608
Adjustments to reconcile net income to net cash from
(used for) operating activities
Depreciation and amortization	2,158	1,712	6,447	5,068
Share in income of joint ventures	(94)	(156)	(290)	(470)
Deferred income taxes	(509)	144	241	(206)
Loss on disposal of property, plant and equipment	135	18	586	11
Changes in working capital items
Accounts receivable	2,477	6,649	(32,301)	3,763
Income taxes receivable	-	743	595	(1,453)
Inventories	(24,960)	329	(46,760)	6,657
Prepaid expenses and other	633	585	(41)	(626)
Accounts payable and accrued liabilities	7,871	(2,438)	17,979	(8,995)
Income taxes payable	5,422	-	13,811	(3,908)
Net cash from operating activities	14,766	9,698	9,489	5,449
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of minority interest	-	-	(161)	(2,278)
Acquisition of remaining interest in a joint venture	-	(4,100)	-	(4,100)
Investment in a joint venture	-	8,640	-	8,640
Distribution from a joint venture	1,127	-	1,382	-
Additions to property, plant and equipment	(1,504)	(5,676)	(6,196)	(9,932)
Proceeds from disposal of property, plant and equipment	(26)	38	2,395	135
Other assets	(51)	(1)	(175)	(4)
Net cash used for investing activities	(454)	(1,099)	(2,755)	(7,539)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in bank indebtedness	(14,040)	(8,067)	(16,597)	6,149
Proceeds from long-term debt	8,253	1,293	23,999	1,846
Repayment on long-term debt	(1,108)	(1,602)	(13,333)	(9,547)
Net cash used for financing activities	(6,895)	(8,376)	(5,931)	(1,552)

Effect of exchange rate changes on cash and cash equivalents	166	7	(131)	595
Net increase (decrease) in cash and cash equivalents	7,583	230	672	(3,047)
Cash and cash equivalents, beginning of period	4,354	4,313	11,265	7,590
Cash and cash equivalents, end of period	11,937	4,543	11,937	4,543

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	592	817	2,908	3,512
Income taxes paid	8,883	1,199	15,023	6,595

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements
(unaudited)

CONSOLIDATED BALANCE SHEETS
(in accordance with U.S. GAAP, in thousands of U.S. dollars)

	August 28,	August 30,	November 29,
	2004	2003	2003
	unaudited	unaudited	audited
	$	$	$
ASSETS
Current assets
Cash and cash equivalents	11,937	4,543	11,265
Accounts receivable	113,210	69,214	81,991
Income taxes receivable	-	1,596	595
Inventories	139,206	86,564	92,876
Prepaid expenses and other	1,355	1,442	1,326
Deferred income taxes	2,065	1,236	1,656
	267,773	164,595	189,709
Investments in joint ventures	2,265	3,282	3,356
Property, plant and equipment	102,051	95,480	105,510
Goodwill	12,791	12,629	12,629
Other assets	1,174	1,404	1,452
	386,054	277,390	312,656

LIABILITIES
Current liabilities
Current portion of long-term debt	5,196	6,315	7,109
Bank indebtedness	1,812	10,438	18,863
Accounts payable and accrued liabilities	92,974	58,049	75,631
Income taxes payable	13,896	-	-
	113,878	74,802	101,603
Long-term debt	62,948	57,197	50,553
Fair value of interest rate swap	1,110	1,968	1,812
Deferred income taxes	13,914	10,014	12,973
	191,850	143,981	166,941

SHAREHOLDERS' EQUITY
Share capital	28,404	28,404	28,404
Retained earnings	161,093	104,397	111,871
Accumulated other comprehensive income	4,707	608	5,440
	194,204	133,409	145,715
	386,054	277,390	312,656